Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:30 PM 08/18/2005
FILED 04:27 PM 08/18/2005
SRV 050684507 - 3593988 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Suncoast Naturals, Inc., a Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That a meeting of the Board of Directors of Suncoast Naturals, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting said amendment to the shareholders of the corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

"**FIRST**: The name of this corporation is Intelligent Security Networks, Inc."; and it is further

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

"**FOURTH**: The amount of the total stock of this corporation is authorized to issue is 100,000,000 shares of Common Stock with a par value of $.001 per share and 1,000,000 shares of unclassified Preferred Stock with a par value of $.01 per share."

SECOND: That thereafter, pursuant to resolution of the Board of Directors, shareholders of the corporation, acting upon written consent in lieu of a Special Meeting of Shareholders in accordance with the provisions of the General Corporation Law of the State of Delaware, voted the necessary number of shares as required by statute in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of August, 2005.

BY: [signature]
WILLIAM J. REILLY, President